                                                                Exhibit 99(B)

                            TRIANGLE PACIFIC CORP.
                             16803 Dallas Parkway
                             Dallas, Texas   75248

                              CERTAIN SECTIONS OF
                                PROXY STATEMENT
                      For Annual Meeting of Shareholders
                           To Be Held on May 5, 1998

Compensation of Directors

   Fees. Directors who are not also employees of the Company receive an annual retainer of $30,000, or $35,000 in the event that the director is a committee chairman, for serving as such plus $1,000 per meeting attended for each meeting of the Finance/Audit Committee or the Compensation Committee not held in conjunction with a regularly scheduled quarterly meeting of the Board of Directors.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth as of March 23, 1998 information with respect to the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.


                                           Common Stock Beneficially Owned (1)
                                           -----------------------------------
Name and Address of                               Number        Percent of
 Beneficial Owner                               of Shares          Class
-------------------                           -------------     -----------

The TCW Group, Inc. (through certain
affiliates which act as general partners
of limited partnerships, trustees of
certain trusts and investment managers
of third party accounts which hold shares
of Common Stock) (2)                            5,909,184          40.1%
   865 South Figueroa Street
   Los Angeles, California  90017

Hibridge Capital Corporation (3)                  804,146           5.5%
   Seven Mile Beach
   Grand Cayman, Cayman Islands
   British West Indies

United High Income Fund, Inc.
and United High Income Fund II, Inc.              788,286           5.3%
   6300 Lamar Avenue
   P. O. Box 29217
   Shawnee Mission, Kansas  66201-9217

BEA Associates                                    774,879           5.3%
  153 East 53rd Street
  One City Corp. Center
  New York, New York  10022

[FN]
----------
(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain information with respect to the beneficial ownership of any beneficial owner is based upon filings made by such beneficial owner with the Securities and Exchange Commission (the "SEC") and, unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to shares listed as beneficially owned by such beneficial owner.

(2) The TCW Group, Inc. ("TCW") and its affiliates may be deemed to be beneficial owners of all shares of Common Stock currently held by such limited partnerships, third party accounts and trusts for purposes of the reporting requirements of the Exchange Act. In the most recent Schedule 13D filed by TCW, TCW stated that the filing of the Schedule 13D shall not be construed as an admission that TCW or any of its affiliates is, for purposes of Section 13(d) or for any other purpose under the Exchange Act, the beneficial owner of any securities covered by the Schedule 13D. Oaktree and TCW affiliates provide investment advice and management services to entities that own 5,570,131 of the shares of Common Stock included in the table. Oaktree may be deemed to be a beneficial owner of an additional 159,716 shares of Common Stock owned by a third party managed account for which Oaktree provides investment advisory and management services.

(3) Hibridge Capital Corporation may be deemed to beneficially own the number of shares of Common Stock shown opposite its name in the table by virtue of the ownership of certain warrants to purchase such shares which have exercise prices that range from $22.39 to $37.31 per share.

                    SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of March 23, 1998, the beneficial ownership of Common Stock by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing elsewhere in this proxy statement, and all directors and executive officers as a group.



                                           Common Stock Beneficially Owned (1)
                                          --------------------------------------
                                                  Number         Percent of
Name                                             of Shares          Class
----                                           --------------    -----------

Directors

B. William Bonnivier (2)                          13,000                 *
Charles M. Hansen, Jr. (2)                         8,000                 *
David R. Henkel (2)                               13,000                 *
Bruce A. Karsh (3)                               124,278                 *
Jack L. McDonald (2)                               8,000                 *
M. Joseph McHugh (4)                             176,831              1.2%
Carson R. McKissick (2)                            9,000                 *
Karen Gordon Mills (2)                            10,867                 *
Floyd F. Sherman (4)                             225,618              1.5%

Named Executive Officers (excluding
  any director named above)

Robert J. Symon (4)                              135,331                 *
Michael J. Kearins (4)                            91,102                 *
Charles A. Engle (4)                              66,862                 *

All directors and executive
  officers as a group (20 persons)             1,116,539              7.6%

*  less than 1%

[FN]
____________
(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any director or named executive officer has been furnished by such director or named executive officer and, unless otherwise indicated, each director or named executive officer has sole voting and investment power with respect to shares listed as beneficially owned by such director or named executive officer.

(2) The number of shares set forth above as being beneficially owned by Mrs. Mills and Messrs. Bonnivier, Hansen, Henkel, McKissick and McDonald include 8,000 shares issuable to each of such individuals upon exercise of stock options granted to them under the Company's Nonemployee Director Stock Option Plan.

(3) Does not include 5,729,847 shares (38.9%) of the outstanding Common Stock of which Oaktree or TCW and its affiliates may be deemed the beneficial owners, as further described in footnote (2) under "Security Ownership of Certain Beneficial Owners" above.

(4) The number of shares set forth above as being beneficially owned by Messrs. Sherman, McHugh, Symon, Kearins and Engle include 163,818, 107,618, 78,118, 59,776 and 48,391 shares, respectively, issuable to such individuals upon exercise of stock options held by them, as determined in accordance with Rule 13d-3 under the Exchange Act.

                            EXECUTIVE COMPENSATION

   The following table sets forth summary compensation data for the Chief Executive Officer of the Company and each of the other four most highly-paid executive officers of the Company (collectively, the "named executive officers" for the 1997 fiscal year).


                          SUMMARY COMPENSATION TABLE

                                                                 Long Term
                               Annual Compensation              Compensation
                             --------------------------   ----------------------
                                                 Other    Options
                                                 Annual   (number      All other
  Name and                                      Compen-     of          Compen-
Principal Position    Year   Salary    Bonus     sation   shares)      sation(1)
------------------    ----   ------    -----    -------   -------      ---------

Floyd F. Sherman      1997  $400,000  $448,720  $45,280       --        $12,638
Chairman of the Board 1996   350,000   394,940   50,484   45,000         12,210
and Chief Executive   1995   300,000   275,000   52,070       --         12,037
Officer

M. Joseph McHugh      1997  $300,000  $352,230  $22,296       --        $12,638
President and         1996   265,000   299,026   22,106   35,000         12,206
Chief Operating       1995   225,000   200,000   25,221       --         12,037
Officer

Robert J. Symon       1997  $240,000  $281,784  $24,722       --        $12,638
Executive Vice        1996   215,000   242,606   23,151   20,000         12,203
President, Treasurer  1995   190,000   135,000   24,789       --         12,037
and Chief Financial
Officer

Michael J. Kearins    1997  $168,000  $185,842  $27,609   20,000        $12,638
Vice President        1996   160,000   169,824   26,510   20,000         12,201
                      1995   155,000   104,718   29,064       --         12,037

Charles A. Engle      1997  $178,333  $109,613  $28,980   20,000        $12,638
Vice President        1996   165,000    82,533   21,799   20,000         12,201
                      1995   123,000    84,194   23,525       --          9,496

[FN]
(1) Amounts shown for each officer consist of amounts contributed by the Company to the Company's Profit Sharing Plan and to the Company's Supplemental Profit Sharing and Deferred Compensation Plan that are allocable to such officer for fiscal 1995, 1996 and 1997.

                          OPTIONS GRANTED IN 1997
                                                         Potential realized
                                                         value at assumed
                                                         rates of stock price
                              % of                         appreciation for
                     Number   Total     Exer-   Expir-    stock option terms
                     of       Options   cise    ation    --------------------
Name                 Shares   Granted   Price   Date         5%        10%
------------------   ------   -------   -----  -------   ---------   --------

Floyd F. Sherman       --      --       --      --           --         --
M. Joseph McHugh       --      --       --      --           --         --
Robert J. Symon        --      --       --      --           --         --
Michael J. Kearins   20,000   7.2%     $28.375  5/07/07  $356,898    $904,449
Charles A. Engle     20,000   7.2%     $28.375  5/07/07  $356,898    $904,449

   The following table sets forth certain information with respect to options exercised and value realized during the 1997 fiscal year, and the unexercised options held at January 2, 1998, and the value thereof, by each of the named executive officers.


  OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT JANUARY 2, 1998

                                                Options    Value of Unexercised
                                               at 1/2/98       In-the-Money
                                                (Number          Options at
                                               of Shares)          1/2/98
                                            ---------------  -----------------
                           Shares
                          Acquired
                   Date     on
                    of     Exer     Value   Exer-   Unexer-  Exer-     Unexer-
Name               Grant   -cise  Realized  cisable cisable  -cisable  -cisable
----------------  -------  ------ --------  ------- -------  --------  --------

Floyd F. Sherman   6/10/92   --       --      35,018   --    $1,081,531   --
                   2/16/94   --       --       6,300   --       118,125   --
                   3/21/94   --       --      75,000  25,000  1,457,813 $485,938
                   2/15/96   --       --      11,250  33,750    196,875  590,625

M. Joseph McHugh   6/10/92  8,600  $243,036   26,418   --    $  815,920   --
                   2/16/94   --       --       3,700   --        69,375   --
                   3/21/94   --       --      45,000  15,000    874,688 $291,563
                   2/15/96   --       --       8,750  26,250    153,125  459,375

Robert J. Symon    6/10/92  3,400   $ 93,534  28,418   --    $  877,690   --
                   2/16/94   --       --       3,700   --        69,375   --
                   3/21/94   --       --      30,000  10,000    583,125 $194,375
                   2/15/96   --       --       5,000  15,000     87,500  262,500

Michael J. Kearins 6/10/92  2,500   $ 72,838   7,076   --    $  218,542   --
                   2/16/94   --       --       2,700   --        50,625   --
                   3/21/94   --       --      26,250   8,750    510,234 $170,078
                   2/15/96   --       --       5,000  15,000     87,500  262,500
                   5/7/97    --       --        --    20,000      --     110,000

Charles A. Engle   6/10/92  1,000   $ 28,260   8,931   --    $  275,834   --
                   3/21/94   --       --      18,750   6,250    364,453 $121,484
                   2/15/96   --       --       5,000  15,000     87,500  262,500
                   5/7/97    --       --        --    20,000      --     110,000

Employment Agreements

   In March 1995, the Company entered into amended and restated employment agreements with Floyd F. Sherman, M. Joseph McHugh and Robert J. Symon, and new employment agreements with Michael J. Kearins, Charles A. Engle and five other current executive officers of the Company (each an "Employment Agreement" and collectively the "Employment Agreements"). The Employment Agreements provide for base compensation at the employees' then current annual rates through the end of 1995, with annual percentage increases not less than the percentage increase in the Consumer Price Index, as defined in the Employment Agreements. In addition, the Employment Agreements provide that the employees are entitled to participate in the Annual Cash Incentive Bonus System and all other incentive compensation plans for executive employees in effect from time to time.

   Each Employment Agreement provides for an initial employment term of three years (for Messrs. Sherman, McHugh and Symon) or two years (for Messrs. Kearins, Engle and other executive officers). On each anniversary of the effective date of the Employment Agreements (March 8, 1995), the employment term will be automatically extended for one year, unless either party gives notice not to extend. The Company may terminate the executive's employment for "cause," "total disability" or "inadequate performance," and the executive may terminate his employment for any reason within six months following a "change of control" or at any time for "good reason" (as such events permitting termination are defined in the Employment Agreements). Mr. Symon's agreement has been modified to the extent that it will remain in full force and effect except as amended to allow for his retirement on December 31, 1998, whereupon it will terminate. Thereafter, Mr. Symon will provide services for a period of five months as a consultant to the Company.

   If the Company terminates the executive's employment other than for cause, total disability, or inadequate performance, or employment of the executive terminates (other than voluntarily) within six months following a change of control, or if the executive terminates employment for good reason, the Company is required to pay the executive certain amounts, including a lump sum cash payment equal to three times (for Messrs. Sherman, McHugh and Symon) or two times (for the other executives) the executive's average annual compensation for the preceding five years and certain benefits under the incentive compensation plans. If the Company terminates the executive's employment for inadequate performance, or if the executive voluntarily terminates employment following a change of control, the Company is required to pay the executive certain amounts, including a lump sum cash payment equal to two times (for Messrs. Sherman, McHugh and Symon) or one and one-half times (for the other executives) the executive's average annual compensation and certain benefits under the incentive compensation plans. If any executive's employment is terminated by reason of death or total disability, the executive or his estate is entitled to receive a lump sum payment equal to the sum of (i) one year's base salary plus (ii) the incentive compensation that would have accrued to the executive's benefit at the end of the year of termination had his employment continued until then.

   In addition, if the Company terminates the executive's employment (other than for cause, total disability or inadequate performance), or if the executive terminates employment for good reason, or if a change of control occurs during the term of the Employment Agreements, (i) all stock options and other awards the executives hold under any Company incentive compensation or benefit plans will become fully vested and exercisable or their market value payable and (ii) the executive will have the right to sell to the Company any or all shares of Common Stock held by the executive at market value. The total payments to be received by the executive following a change of control are restricted to the maximum amount which could be deducted by the Company for federal income tax purposes.